UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.   20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report   (Date of earliest event reported):
May 4, 2010

J.B. HUNT TRANSPORT SERVICES, INC.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Arkansas	0-11757	71-0335111
(STATE OR OTHER JURISDICTION OF	(Commission File Number)	(IRS EMPLOYER
INCORPORATION OR ORGANIZATION)		IDENTIFICATION NO.)

615 J.B. Hunt Corporate Drive
Lowell, Arkansas	72745	(479) 820-0000
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)	(ZIP CODE)	(REGISTRANT’S TELEPHONE NUMBER)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

{ }	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

{ }	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

{ }	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

{ }	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01.	Other Events

On May 4, 2010, we announced that we had that day entered into an agreement with Goldman, Sachs & Co. pursuant to which we agreed to repurchase approximately $100 million of our outstanding common stock in a privately negotiated accelerated stock repurchase transaction using cash on hand and available borrowings.

Subject to certain conditions, the transaction was expected to commence on May 5, 2010 and is expected to reduce our outstanding common stock by approximately 2,700,000 shares including approximately 2,400,000 shares at the onset of the transaction.

The shares are subject to a market price adjustment provision which may require a settlement to be made by the Company, or to the Company, based generally on the volume weighted average trading price of the Company’s common stock over an agreed upon period of time.

The repurchase is being made under the terms of the Company’s share repurchase program authorized by the Board of Directors and announced on April 28, 2010.

Copies of the news release and the Master Confirmation between the Company and Goldman, Sachs & Co., dated May 4, 2010, are attached as exhibits to this Form 8-K and are incorporated herein by reference.

ITEM 9.01.            Financial Statements and Exhibits

(d)	Exhibits.

99.1                 News release issued by J.B. Hunt Transport Services, Inc. on May 4, 2010.
99.2                 Master Confirmation between the Company and Goldman, Sachs & Co.

SIGNATURES

Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized, in the city of Lowell, Arkansas, on the 10th day of May 2010.

J.B. HUNT TRANSPORT SERVICES, INC.

BY: /s/ Kirk Thompson
Kirk Thompson President and Chief Executive Officer

BY: /s/ David G. Mee
David G. Mee Executive Vice President, Finance and Administration, Chief Financial Officer

BY: /s/ Donald G. Cope
Donald G. Cope Senior Vice President, Controller, Chief Accounting Officer

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